Exhibit 99.1
NEWS RELEASE
Ocean Power Technologies, Inc.
1590 Reed Road
Pennington, New Jersey 08534
USA

For Immediate Release	November 8, 2007
OCEAN POWER TECHNOLOGIES ANNOUNCES NEW DIRECTOR
Ocean Power Technologies, Inc. (Nasdaq: OPTT and London Stock Exchange AIM: OPT) (“OPT” or the “Company”) is pleased to announce that Paul Franklyn Lozier has been appointed as a non-executive member of the Company’s Board of Directors. Mr. Lozier, who is 60, is a private investor, and provides corporate finance counsel to a variety of medium sized corporations.
Mr. Lozier is a Director of Somerset Hills Bancorp (NASDAQ: SOMH) and currently serves on its audit committee. He was also a Director of Logical Design Solutions, Inc. and served on its audit committee. Previously, Mr. Lozier was a Managing Director and senior investment banker specializing in energy finance with Merrill Lynch & Co. (NYSE: MER). Mr. Lozier received his Master of Business Administration in Finance from Harvard Business School.
There are no further details specified by Schedule 2(g) of the AIM Rules to be disclosed by Mr. Lozier.
About Ocean Power Technologies
Ocean Power Technologies, Inc. develops and is commercializing proprietary systems that generate electricity by harnessing the renewable energy of ocean waves. The Company’s PowerBuoy® system is based on modular, ocean-going buoys, which have been ocean tested for nearly a decade. The waves move the buoy-like structure creating mechanical energy that the Company’s proprietary technologies convert into electricity.
For Further information, please contact:

Ocean Power Technologies, Inc
Dr. George W. Taylor, Chief Executive Officer	Telephone: +1 609 730 0400
Charles F. Dunleavy, Chief Financial Officer	Telephone: +1 609 730 0400

Corfin Communications
Ben Hunt, Neil Thapar	Telephone: +44 20 7977 0020

Collins Stewart Europe Limited
Adrian Hadden	Telephone: +44 20 7523 8353